Exhibit 99.1

July 14, 2006

Mr. Fabrizio Busso-Campana
Chief Executive Officer
641 Shunpike Road #333
Chatham, New Jersey 07928

Dear Mr. Busso-Campana,

I am resigning from the Board of Directors of Crystal Hospitality Holdings, Inc.

It has been a pleasure working with everyone, and my resignation is not a result of any disagreement with management.  I look forward to following the future success of the company.

Sincerely,

/s/	A. Christopher Johnson
A. Christopher Johnson